Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of Deutsche Money Market Trust on Form N-1A (“Registration Statement”) of our report dated August 24, 2016 relating to the financial statements and financial highlights which appears in the June 30, 2016 Annual Report to Shareholders of Daily Assets Fund (formerly Daily Assets Fund Institutional), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts

October 26, 2016